Exhibit 10.27.8

Waiver and Eighth Amendment to Loan Documents

          THIS WAIVER AND EIGHTH AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is made as of October 1, 2008, by and between STRATEGIC DIAGNOSTICS INC. (the “Borrower”), and PNC BANK, DELAWARE (the “Bank”).

BACKGROUND

          A.          The Borrower has executed and delivered to the Bank (or a predecessor which is now known by the Bank’s name as set forth above), one or more promissory notes, letter agreements, loan agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the “Loan Documents”) which evidence or secure some or all of the Borrower’s obligations to the Bank for one or more loans or other extensions of credit (the “Obligations”).

          B.          The Borrower and the Bank desire to amend the Loan Document, and to waive certain defaults thereunder, as provided for in this Amendment,

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

          1.          Certain of the Loan Documents are amended, and certain defaults under the Loan Documents are waived, as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.

          2.          The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, setoff, counterclaim, discount or charge of any kind as of the date of this Amendment.

          3.          The Borrower hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and, in full force and effect, and shall cover and secure all of the Borrower’s existing and future Obligations to the Bank, as modified and increased by this Amendment.

          4.          As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.

          5.          To induce the Bank to enter into this Amendment, the Borrower waives and releases and forever discharges the Bank and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Bank or any of them arising out of or relating to the Obligations. The Borrower further agrees to indemnify and hold the Bank and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys’ fees) suffered by or rendered against the Bank or any of them on account of any claims arising out of or relating to the Obligations. The Borrower further states that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.

          6.          This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

          7.          This Amendment will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns.

          8.          This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated in the Loan Documents is located. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank’s office indicated in the Loan Documents is located, excluding its conflict of laws rules.

          9.          Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank’s rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the confession of judgment and waiver of jury trial provisions contained in the Loan Documents.

          WITNESS the due execution of this Amendment as a document under seal as of the date first written above.

[CORPORATE SEAL]		STRATEGIC DIAGNOSTICS INC.

Attest:	/s/ Hilary R. Bond	By:	/s/ Stanley Franczkowski

Print Name: Hilary R. Bond		Print Name: Stanley Franczkowski

Title: Coordinator, Finance		Title: Chief Financial Officer

PNC BANK, DELAWARE

		By:	/s/ Warren C. Engle

Print Name: Warren C. Engle

Title: Senior Vice President

Form 17A – Multistate Rev. 1/02

(Page 4 of 6)

EXHIBIT A TO
WAIVER AND EIGHTH AMENDMENT TO LOAN DOCUMENTS
DATED AS OF OCTOBER 1, 2008
STRATEGIC DIAGNOSTICS INC.

A.	The “Loan Documents” that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):

1.
Loan Agreement dated May 5, 2000, as amended by an Amendment to Loan Documents dated December 13, 2001, a Second Amendment to Loan Documents dated as of April 25, 2002, a Third Amendment to Loan Documents dated as of October 24, 2002, a Fourth Amendment to Loan Documents dated as of February 11, 2003, a Fifth Amendment to Loan Documents dated as of February 16, 2004, a Sixth Amendment to Loan Documents dated as of September 16, 2005 and a Seventh Amendment to Loan Documents dated as of August 21, 2007 (the “Loan Agreement”)

	2.	Committed Line of Credit Note dated May 5, 2000, as amended in the maximum principal amount of $5,000,000.00 (the “Line of Credit Note”)

	3.	Term Note B dated December 13, 2001 in the original principal amount of $1,500,000

	4.	Term Note dated August 21, 2007 in the original principal amount of $2,000,000.

	5.	Working Cash®, Line of Credit, Investment Sweep Rider dated May 5, 2000, as amended

	6.	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing dated May 5, 2000

	7.	Assignment of Rents and Leases dated May 5, 2000

	8.	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing dated December 13, 2001

	9.	Security Agreement dated May 5, 2000

	10.	Patent Security Agreement dated May 5, 2000

	11.	Trademark Security Agreement dated May 5, 2000

	12.	Rider to Security Rider – Patents dated May 5, 2000

	13.	Rider to Security Rider – Trademarks dated May 5, 2000

	14.	All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.

B.       The Borrower has acknowledged and agreed with the Bank that the Borrower failed to comply with (i) the Funded Debt to EBITDA requirement contained in Section 4.9(a) of the Financial Covenants set forth in the Addendum to the Loan Agreement for the Borrower’s fiscal quarters ended June 30, 2008 and September 30, 2008 and (ii) the Debt Service Coverage requirement contained in Section 4.9(b) of the Financial Covenants set forth in the Addendum to the Loan Agreement for the Borrower’s fiscal quarters ended June 30, 2008 and September 30, 2008. The Borrower’s failure to comply with the foregoing covenants constitutes Events of Default under the Loan Documents. The Borrower has requested that the Bank waive the Events of Default. In reliance upon the Borrower’s representations and warranties and subject to the terms and conditions herein set forth, the Bank agrees to grant a waiver of Borrower’s non-compliance with the foregoing covenants and of the Events of Default that would otherwise result from a violation of such covenants solely for the above-referenced periods. The Borrower agrees that it will hereafter comply fully with this covenant and all other provisions of the Loan Documents, which remain in full force and effect. Except as expressly described in this Amendment, this waiver shall not constitute (a) a modification or an alteration of the terms, conditions or covenants of the Loan Documents or (b) a waiver, release or limitation upon the Bank’s exercise of any of its rights and remedies thereunder, which are hereby expressly reserved. This waiver shall not relieve or release the Borrower in any way from any of its respective duties, obligations, covenants or agreements under the Loan Documents or from the consequences of any Event of Default thereunder, except as expressly described above. This waiver shall not obligate the Bank, or be construed to require the Bank, to waive any other Events of Default or defaults, whether now existing or which may occur after the date of this waiver.

Form 17A – Multistate Rev. 1/02

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(Page 5 of 6)

C.        The Loan Documents are amended as follows:

1.       The Expiration Date, as set forth in the Line of Credit Note, is hereby extended, effective September 1, 2008, from August 31, 2008 to August 31, 2009, on which date, unless extended as provided in the Note, the entire principal balance and any accrued but unpaid interest shall be due and payable.

2.	The Loan Agreement is hereby amended as follows:

(a) The Applicable Margin chart contained in Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

Ratio of Funded Debt to EBITDA	Applicable Margin Line of Credit

≥3:00: 1.0	250 basis points
<3:00 ≥2.75	225 basis points
<2.75 ≥2.50	200 basis points
<2.50 ≥2.25	175 basis points
<2.25	150 basis points

(b)        Section 4.9 of the Addendum to the Loan Agreement is hereby amended and restated in its entirely to read as follows:

“4.9      Financial Covenants

a.        Borrower shall maintain, on a consolidated basis, a ratio of Funded Debt to Annualized EBITDA as of the end of any fiscal quarter to be less than or equal to 3.25 to 1.00 (a) for the three month period ending December 31, 2008, (b) for the six month period ending March 31, 2009, (c) for the nine month period ending June 30, 2009, and (d) on a rolling four quarter basis beginning with the fiscal quarter ending September 30, 2009 and on the last day of each quarter thereafter.

b.        The Borrower shall not permit the Debt Service Coverage Ratio as of the end of any fiscal quarter to be less than or equal to 1.50 to 1.00.

c.        The Borrower will maintain at all times Liquid Assets of greater than or equal to $2,500,000.00 measured on a quarterly basis.

As used herein:

“Annualized Current Maturities” means Current Maturities as of the end of the prior quarter divided by (i) 4 in the case of the fiscal quarters ended December 31, 2008, March 31, 2009, and June 30, 2009, and (ii) 1 in the case of the fiscal quarter ended September 30, 2009 and at all times thereafter.

“Annualized EBITDA” means (i) EBITDA for the quarter ending December 31, 2008 divided by 1/4 in the case of the fiscal quarter ended December 31, 2008, (ii) EBITDA for the six months ending March 31, 2009 divided by 1/2 in the case of the fiscal quarter ended March 31, 2009, and (iii) EBITDA for the nine months ending June 30, 2009 divided by 3/4 in the case of the fiscal quarter ended June 30, 2009, and (iv) EBITDA on a rolling four quarter basis in the case of the fiscal quarter ended September 30, 2009 and at all times thereafter.

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(Page 5 of 6)

“Current Maturities” means the current principal maturities of all indebtedness for borrowed money (including amortization of capitalized lease obligations) having an original term of more than one year, as shown on the balance sheet of Borrower (1) as of the end of the prior quarter in the case of the fiscal quarters ended December 31, 2008, March 31, 2009, and June 30, 2009 and (2) as of the end of the prior fiscal year in the case of the fiscal quarter ended September 30, 2009 and at all times thereafter, together with any prepayments of such indebtedness made during the prior fiscal year.

“Debt Service Coverage Ratio” means (a) the ratio of (i) Annualized EBITDA to (ii) the total of Annualized Current Maturities plus interest expense plus cash taxes paid for the quarters ended December 31, 2008, March 31, 2009, and June 30, 2009 and (b) the ratio of (i) EBITDA to (ii) the total of Current Maturities plus interest expense plus cash taxes paid on a rolling four quarter basis for the quarter ended September 30, 2009 and at all times thereafter.

“EBITDA” means Borrower’s earnings before interest, taxes, depreciation and amortization but shall exclude “Acquired Research and Development” charges (as carried on Borrower’s Books).

“Funded Debt” means all borrowed money of Borrower, including the Loan.

“Liquid Assets” means cash and equivalents.”

D.     Conditions to Effectiveness of Amendment: The Bank’s willingness to agree to the amendments set forth in this Amendment is subject to the prior satisfaction of the following conditions:

1.	Execution by all parties and delivery to the Bank of this Amendment.

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